TOPGOLF CALLAWAY BRANDS ANNOUNCES SECOND QUARTER 2025 RESULTS
RAISES FULL YEAR 2025 GUIDANCE

HIGHLIGHTS
•Q2 consolidated Net Revenue of $1,111 million and Adjusted EBITDA both exceeded expectations.
•Announced completion of sale of Jack Wolfskin, further strengthening the Company’s available liquidity position by 48% year-over-year to over $1.1 billion.
•Updates total Company guidance to exclude Jack Wolfskin and raises full year 2025 financial outlook for its continuing businesses.

CARLSBAD, CA /August 6, 2025/ Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands”, “we”, “our”, “us”) (NYSE: MODG) announced its financial results for the second quarter ended June 30, 2025.

“We are pleased with our second quarter financial results as we met or beat expectations in all segments of our ongoing business and our consolidated revenue and Adjusted EBITDA surpassed our expectations going into the quarter," stated Chip Brewer, CEO of Topgolf Callaway Brands. "These results reflect continued consumer strength in our golf equipment business, the benefits from our gross margin and cost savings initiatives across each segment of our business, as well as the success of Topgolf’s value initiatives, which have significantly improved traffic and sales trends in the venues. We are also pleased that these results, along with current trends, are allowing us to absorb the increased tariffs this year and increase our full year outlook for our ongoing businesses.”

CONSOLIDATED RESULTS
The Company announced the following GAAP and non-GAAP financial results for the three and six months ended June 30, 2025 and 2024:

GAAP RESULTS
(in millions, except percentages and per share data)	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Net revenues	$1,110.5	$1,157.8	$(47.3)	(4.1)%	$2,202.8	$2,302.0	$(99.2)	(4.3)%
Income from operations	105.8	103.0	2.8	2.7%	172.3	169.9	2.4	1.4%
Other expense, net	(71.7)	(50.6)	(21.1)	41.7%	(126.6)	(106.0)	(20.6)	19.4%
Income before taxes	34.1	52.4	(18.3)	(34.9)%	45.7	63.9	(18.2)	(28.5)%
Income tax provision (benefit)	13.8	(9.7)	23.5	n/m	23.3	(4.7)	28.0	n/m
Net income	$20.3	$62.1	$(41.8)	(67.3)%	$22.4	$68.6	$(46.2)	(67.3)%
Earnings per share - diluted	$0.11	$0.32	$(0.21)	(65.6)%	$0.12	$0.36	$(0.24)	(66.7)%
Weighted-average common shares outstanding - diluted	185.1	199.6	(14.5)	(7.3)%	184.3	199.4	(15.1)	(7.6)%

NON-GAAP RESULTS
Non-GAAP results exclude certain non-cash and non-recurring adjustments as defined in the Additional Information and Disclosures section of this release. The Company has also provided a reconciliation of the non-GAAP information to the most directly comparable GAAP information in the tables to this release.

(in millions, except percentages and per share data)	Three Months Ended June 30,					Six Months Ended June 30,
	2025	2024	$ Change	% Change	Constant Currency vs. 2024(1)	2025	2024	$ Change	% Change	Constant Currency vs. 2024(1)
Net revenues	$1,110.5	$1,157.8	$(47.3)	(4.1)%	(4.8)%	$2,202.8	$2,302.0	$(99.2)	(4.3)%	(4.3)%
Non-GAAP income from operations	$121.2	$121.8	$(0.6)	(0.5)%	(3.7)%	$209.0	$194.4	$14.6	7.5%	8.3%
Non-GAAP Net income	$45.6	$83.1	$(37.5)	(45.1)%		$65.9	$97.5	$(31.6)	(32.4)%
Non-GAAP Earnings per share - diluted	$0.24	$0.42	$(0.19)	(45.2)%		$0.35	$0.51	$(0.16)	(31.4)%
Non-GAAP Adjusted EBITDA	$195.8	$205.6	$(9.8)	(4.8)%		$363.1	$366.5	$(3.4)	(0.9)%
(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
SECOND QUARTER 2025 CONSOLIDATED RESULTS COMMENTARY
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)
The Company’s net revenue of $1,110.5 million decreased 4.1% year-over-year primarily due to decreases in the Active Lifestyle segment, primarily as a result of the sale of the Jack Wolfskin business. These consolidated results were better than expected, largely due to stronger-than-anticipated performance in both the Topgolf and Golf Equipment segments.

On a GAAP basis, income from operations increased $2.8 million to $105.8 million. On a non-GAAP basis, income from operations of $121.2 million was approximately flat year over year. The Company achieved these results while absorbing the impact of the new tariffs announced this year.

On a GAAP basis, net income was $20.3 million, a 67.3% decrease compared to the prior year, due to non-recurring charges related to the sale of Jack Wolfskin, as well as increased foreign currency hedge losses and increased income tax expense. On a non-GAAP basis, net income was $45.6 million, a decrease of 45.1%. These decreases were primarily due to the increased foreign currency hedge losses and increased tax expense. Adjusted EBITDA was $195.8 million, a decrease of 4.8%.

SEGMENT RESULTS
SEGMENT NET REVENUES
The table below provides net revenues by segment for the periods presented:

(in millions, except percentages)	Three Months Ended June 30,			Constant Currency vs. 2024(1)	Six Months Ended June 30,			Constant Currency vs. 2024(1)
	2025	2024	% Change	% Change	2025	2024	% Change	% Change
Topgolf	$485.3	$494.4	(1.8)%	(2.1)%	$879.0	$917.2	(4.2)%	(4.3)%
Golf Equipment	411.6	413.8	(0.5)%	(1.8)%	855.3	863.7	(1.0)%	(1.0)%
Active Lifestyle	213.6	249.6	(14.4)%	(15.1)%	468.5	521.1	(10.1)%	(9.7)%
Net Revenues	$1,110.5	$1,157.8	(4.1)%	(4.8)%	$2,202.8	$2,302.0	(4.3)%	(4.3)%
(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

SEGMENT OPERATING INCOME
The table below provides the breakout of segment operating income for the periods presented:

(in millions, except percentages)	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	Change		2025	2024	Change
Topgolf	$55.4	$56.1	(1.2)%		$43.5	$59.0	(26.3)%
% of segment revenue	11.4%	11.3%	10	bps	4.9%	6.4%	(150)	bps
Golf Equipment	76.3	77.4	(1.4)%		177.9	159.5	11.5%
% of segment revenue	18.5%	18.7%	(20)	bps	20.8%	18.5%	230	bps
Active Lifestyle	20.5	14.7	39.5%		51.1	39.4	29.7%
% of segment revenue	9.6%	5.9%	370	bps	10.9%	7.6%	330	bps
Total Segment Operating Income	$152.2	$148.2	2.7%		$272.5	$257.9	5.7%
% of total segment revenue	13.7%	12.8%	90	bps	12.4%	11.2%	120	bps
Constant Currency Total Segment Operating Income			0.1%				6.2%

SECOND QUARTER 2025 SEGMENT COMMENTARY
(All comparisons to prior periods are calculated on a year-over-year basis, unless otherwise noted)

Golf Equipment
•Revenue decreased 0.5% to $411.6 million primarily due to a more competitive launch timing environment than last year.
•Segment operating income decreased $1.1 million to $76.3 million, with gross margin and cost savings initiatives mostly offsetting incremental tariffs.

Active Lifestyle
•Revenue decreased $36.0 million to $213.6 million, primarily due to the Jack Wolfskin business, including the sale of that business on May 31, 2025.
•Operating income increased $5.8 million, primarily driven by the sale of Jack Wolfskin, which incurs losses in the first half of the year due to seasonality.

Topgolf
•Segment revenue decreased $9.1 million to $485.3 million, with a 6% decline in same venue sales being partially offset by revenue from new venues.
•Same venue sales of -6% were ahead of expectations, primarily due to improved traffic trends from new value initiatives.
•Segment operating income decreased slightly or 1.2% to $55.4 million due primarily to higher depreciation from new venues. Adjusted EBITDA increased $1.3 million to $110.8 million. This increase reflects the Company’s on-going cost reduction efforts including labor efficiency initiatives in the venues, which more than offset the impact of the decline in same venue sales.

The following is a reconciliation of total segment operating income to income before income taxes for the periods presented:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2025	2024	$ Change	2025	2024	$ Change
Total segment operating income:	$152.2	$148.2	$4.0	$272.5	$257.9	$14.6
Unallocated corporate expenses(1)	(46.4)	(45.2)	(1.2)	(100.2)	(88.0)	(12.2)
Income from operations	105.8	103.0	2.8	172.3	169.9	2.4
Interest expense, net	(58.7)	(57.0)	(1.7)	(116.7)	(115.8)	(0.9)
Other (expense) income, net	(13.0)	6.4	(19.4)	(9.9)	9.8	(19.7)
Income before income taxes	$34.1	$52.4	$(18.3)	$45.7	$63.9	$(18.2)

(1) Includes corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release. For the three months ended June 30, 2025 and 2024, $32.7 million and $29.3 million of corporate general and administrative expenses, respectively, were included in unallocated corporate expenses. For the six months ended June 30, 2025 and 2024, $67.8 million and $69.3 million of corporate general and administrative expenses, respectively, were included in unallocated corporate expenses.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
•Inventory decreased $38.2 million year-over-year to $608.9 million, primarily due to a decrease of $112.5 million as a result of the sale of Jack Wolfskin, more than offsetting increases in Golf Equipment inventory due to year-over-year timing differences and the normalization of golf ball inventory due to a supplier factory fire in 2024.
•Available liquidity, which is comprised of cash on hand plus availability under the Company’s credit facilities, increased $377.9 million to $1,161.7 million compared to June 30, 2024, primarily driven by approximately $290 million of cash proceeds from the sale of Jack Wolfskin, as well as proceeds from lease financing and cash from operations.

TOPGOLF LEADERSHIP UPDATE
•On July 31 the Company announced the resignation of Artie Starrs, Topgolf’s CEO, who is expected to remain with the Company through September 2025 to assist with an orderly transition.
•The Company remains committed to the separation of its Topgolf and Core businesses, and continues to pursue a spin-off or sale of Topgolf. In light of Mr. Starrs’ departure, it is likely that a spin-off transaction would not occur until 2026, after a new CEO is in place.

2025 OUTLOOK UPDATE
We are updating our guidance to reflect the sale of Jack Wolfskin business and raising the full year financial outlook for our continuing businesses.

The Company sold its Jack Wolfskin business on May 31, 2025 and is therefore updating its full year guidance to reflect the exclusion of the JW business for June – December. This reduces its full year forecasted revenue by $265 million and forecasted EBITDA by $26 million. Excluding the Jack Wolfskin business, the Company is increasing the midpoint of its revenue guidance by approximately $30 million and its Adjusted EBITDA guidance by approximately $25 million for its continuing businesses to reflect the better than expected second quarter performance and improved outlook for the year.

With regard to Topgolf, the Company increased the midpoint of its revenue guidance by $5 million and the midpoint of its Adjusted EBITDA guidance by $10 million to reflect better than expected same venue sales performance in the second quarter. The Company also increased the midpoint of its full year same venue sales guidance to -7.5% compared to the midpoint of its prior guidance of -9%.

2025 FULL YEAR OUTLOOK
(in millions, except where noted otherwise and for percentages and per share data)

	2025 Current Estimate	2025 Previous Estimate	2024 As Reported
Consolidated Net Revenues	$3.80 - $3.92B	$4.000 - $4.185B	$4.24B
Topgolf Revenue	$1.71 - $1.77B	$1.680 - $1.790B	$1.81B
Topgolf Same Venue Sales Growth	-6 to -9%	-6 to -12%	-9%
Consolidated Adjusted EBITDA(1)	$430 - $490	$415 - $505	$588
Topgolf Adjusted EBITDA(1)	$265 - $295	$240 - $300	$337

(1) Non-GAAP measure. See “Additional Information and Disclosures—Non-GAAP Information” for more information and the schedules to this press release for reconciliations to the most directly comparable GAAP measure.

2025 THIRD QUARTER OUTLOOK
(in millions)
	Q3 2025 Estimate(1)	Q3 2024 As Reported
Consolidated Net Revenues	$880 - $920	$1.01B
Consolidated Adjusted EBITDA(1)	$78 - $98	$120

(1) Non-GAAP measure. See “Additional Information and Disclosures—Non-GAAP Information” for more information and the schedules to this press release for reconciliations to the most directly comparable GAAP measure.

The Company’s estimates for the third quarter of 2025 reflect the sale of the Jack Wolfskin business. The third quarter 2024 results included Jack Wolfskin revenue of $108 million and Adjusted EBITDA of $1 million. The decrease in third quarter Adjusted EBITDA is primarily related to the forecasted decrease in Topgolf same venue sales and the incremental tariffs.

ADDITIONAL INFORMATION AND DISCLOSURES
Conference Call and Webcast
The Company will be holding a conference call at 2:00 p.m. Pacific time today, August 6, 2025, to discuss the Company’s financial results, outlook and business. The call will be webcast live on our investor relations website at https://www.topgolfcallawaybrands.com/news-and-events/presentations. Our earnings presentation will be available ahead of our call and will include additional details. A replay of the conference call will be available approximately two hours after the call ends. The replay may be accessed through the Investor Relations section of the Company’s website at https://www.topgolfcallawaybrands.com.

Non-GAAP Information
The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company’s financial results or projected financial results on a "constant currency basis" or as "constant currency" results. This information estimates the impact of changes in foreign currency exchange rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization of acquired intangible assets, including customer and distributor relationships, reacquired distribution rights and acquired developed technology related to the Company’s merger with Topgolf, acquisitions of Jack Wolfskin, TravisMathew and OGIO, and reacquisition of distribution rights in the Korea apparel market (collectively, the “Acquisitions”). While the amortization of acquired intangible assets is excluded from the calculation of non-GAAP net income, the revenue and operating costs associated with these acquired companies is reflected in non-GAAP net income calculations, as well as the acquired assets that contribute to revenue generation. For specific non-recurring adjustment items, please see the Supplemental Financial Information and Non-GAAP Reconciliation section of this release. Non-recurring adjustments include, among other things, costs related to a plan intended to optimize organizational efficiencies and decrease operating costs under the separate business structures that are anticipated after the separation (the “Transformation Plan”). Costs incurred related to Non-Recurring and Non-Cash Adjustments are excluded from the measurement of segment profitability for internal and external reporting purposes, and are included in unallocated corporate expenses.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.

In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance, and, in some cases, financial condition, of the Company’s business with regard to these items.

For forward-looking Adjusted EBITDA and Topgolf Adjusted EBITDA (together, the “Projected Non-GAAP Measures”) information provided in this release, reconciliation of such Projected Non-GAAP Measures to the most closely comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact the Projected Non-GAAP measures. These items may include certain non-cash depreciation, which will fluctuate based on the Company’s level of capital expenditures, non-cash amortization of intangibles related to the Company’s acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, interest expense, which varies based upon the amount of borrowing to fund the business, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from the Projected Non-GAAP Measures. The Company currently expects to continue to exclude these items in future disclosures of the Projected Non-GAAP Measures and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on GAAP financial measures.

Definitions
Same venue sales. The Company defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s (and its segments’) third quarter and full year 2025 guidance (including net revenues, Topgolf revenues, Adjusted EBITDA, Topgolf Adjusted EBITDA and same venue sales growth), strength and demand of the Company’s products and services, continued brand momentum, positioning of the Company’s brands to gain market share, demand for golf and outdoor activities and apparel, continued investments in the business, consumer trends and behavior, future industry and market conditions, our plans to pursue a separation of the Topgolf business and the expected benefits and timing thereof, hiring of a new Topgolf CEO and the timing thereof, positioning to create shareholder value, foreign currency effects and their impacts, tariff and tax rates and the effectiveness of mitigation efforts relating thereto, the separation of the Topgolf business and the timing thereof, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “would,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including uncertainty regarding global economic conditions, including relating to inflation, decreases in consumer demand and spending, and any severe or prolonged economic downturn or economic recession; our ability to grow same venue sales; our ability to successfully execute planned and potential transactions, including the planned separation of Topgolf, and the potential to realize the expected benefits of such transaction in the expected timeframe or at all; our ability to satisfy the closing conditions to complete such transaction on a timely basis or at all; the Company’s level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company’s business; consumer acceptance of and demand for the Company’s and its subsidiaries’ products and services; any changes in U.S. or foreign trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future retailer purchasing activity, which can be significantly negatively affected by adverse industry and economic conditions and overall retail inventory levels; the level of promotional activity in the marketplace; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company’s and its subsidiaries’ products and services or on the Company’s ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company’s products or in manufacturing the Company’s products; and a decrease in participation levels in golf generally. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Topgolf Callaway Brands
Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey and OGIO. “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Investor Contact
Katina Metzidakis
invrelations@tcbrands.com

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$683.5	$445.0
Restricted cash	—	0.7
Accounts receivable, net	338.0	175.7
Inventories	608.9	757.3
Other current assets	250.9	222.0
Total current assets	1,881.3	1,600.7
Property, plant and equipment, net	2,224.4	2,219.0
Operating lease right-of-use assets, net	1,266.8	1,339.2
Goodwill and intangible assets, net	1,783.4	1,992.8
Other assets, net	451.4	484.4
Total assets	$7,607.3	$7,636.1
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$379.2	$451.3
Accrued employee compensation and benefits	106.9	113.4
Convertible notes, net	257.0	—
Asset-based credit facilities	48.6	25.4
Operating lease liabilities, short-term	79.7	89.3
Construction advances	22.9	6.0
Deferred revenue	86.3	96.0
Other current liabilities	35.1	44.5
Total current liabilities	1,015.7	825.9
Long-term debt, net	1,195.1	1,457.9
Operating lease liabilities, long-term	1,322.0	1,377.1
Deemed landlord financing obligations	1,238.7	1,194.8
Deferred taxes, net	2.4	24.9
Other long-term liabilities	345.3	347.8
Total shareholders’ equity	2,488.1	2,407.7
Total liabilities and shareholders’ equity	$7,607.3	$7,636.1

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenues:
Products	$629.1	$668.5	$1,331.3	$1,394.6
Services	481.4	489.3	871.5	907.4
Total net revenues	1,110.5	1,157.8	2,202.8	2,302.0
Costs and expenses:
Cost of products	354.5	375.4	740.2	788.3
Cost of services, excluding depreciation and amortization	50.4	50.7	89.5	92.3
Other venue expense	336.4	339.4	657.6	662.8
Selling, general and administrative expense	241.8	259.5	499.7	532.5
Research and development expense	19.8	27.0	41.1	50.2
Venue pre-opening costs	1.8	2.8	2.4	6.0
Total costs and expenses	1,004.7	1,054.8	2,030.5	2,132.1
Income from operations	105.8	103.0	172.3	169.9
Interest expense, net	(58.7)	(57.0)	(116.7)	(115.8)
Other (expense) income, net	(13.0)	6.4	(9.9)	9.8
Income before taxes	34.1	52.4	45.7	63.9
Income tax provision (benefit)	13.8	(9.7)	23.3	(4.7)
Net income	$20.3	$62.1	$22.4	$68.6

Earnings per common share:
Basic	$0.11	$0.34	$0.12	$0.37
Diluted	$0.11	$0.32	$0.12	$0.36
Weighted-average common shares outstanding:
Basic	183.8	183.5	183.6	183.6
Diluted	185.1	199.6	184.3	199.4

TOPGOLF CALLAWAY BRANDS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$22.4	$68.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136.9	131.2
Non-cash interest on financing and deemed landlord financed leases	21.0	18.4
Loss on disposal of long-lived assets	6.9	4.9
Amortization of debt discount and issuance costs	3.0	2.9
Impairment and loss on sale of business line	22.7	6.3
Gain on lease termination incentive	(12.0)	—
Deferred taxes, net	17.0	(4.9)
Share-based compensation	14.0	20.1
Unrealized net (gains) losses on hedging instruments and foreign currency	(17.9)	2.2
Loss on debt modification	—	4.7
Other	0.2	1.2
Changes in assets and liabilities, net of impacts from business combinations	(172.5)	(104.2)
Net cash provided by operating activities	41.7	151.4

Cash flows from investing activities, net of impacts of business combinations:
Capital expenditures	(144.3)	(149.3)
Proceeds from sale of business line, net of cash retained	286.0	—
Business combinations, net of cash acquired	—	(23.3)
Investment in golf-related ventures	(0.6)	(0.3)
Acquisition of intangible assets	(0.8)	(1.3)
Proceeds from sale of property and equipment	—	0.2
Net cash provided by (used in) investing activities	140.3	(174.0)

Cash flows from financing activities:
Repayments of long-term debt and DLF obligations	(17.2)	(68.1)
Proceeds (repayments) on credit facilities, net	19.9	(5.4)
Debt issuance costs	(0.4)	(0.2)
Repayments of financing leases	(1.8)	(1.9)
Proceeds from lease financing	46.6	54.6
Acquisition of treasury stock	(3.3)	(31.3)
Net cash provided by (used in) financing activities	43.8	(52.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	7.7	(6.8)
Net increase (decrease) in cash, cash equivalents and restricted cash	233.5	(81.7)
Cash, cash equivalents and restricted cash at beginning of period	450.3	398.8
Cash, cash equivalents and restricted cash at end of period	683.8	317.1
Less: restricted cash(1)	(0.3)	(5.3)
Cash and cash equivalents at end of period	$683.5	$311.8

(1) As of June 30, 2025, includes $0.3 million of long-term restricted cash within other assets. As of June 30, 2024, includes $0.7 million of short-term restricted cash and $4.6 million of long-term restricted cash within other assets.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Three Months Ended June 30,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
Venues	$468.0	$473.7	$(5.7)	(1.2%)	(1.4%)
Topgolf other business lines	17.3	20.7	(3.4)	(16.4%)	(20.3%)
Golf Clubs	312.7	310.2	2.5	0.8%	(0.6%)
Golf Balls	98.9	103.6	(4.7)	(4.5%)	(5.4%)
Apparel	123.7	145.0	(21.3)	(14.7%)	(15.3%)
Gear, Accessories & Other	89.9	104.6	(14.7)	(14.1%)	(14.9%)
Total net revenues	$1,110.5	$1,157.8	$(47.3)	(4.1%)	(4.8%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Net Revenues by Region
	Three Months Ended June 30,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
United States	$862.2	$891.3	$(29.1)	(3.3%)	(3.3%)
Europe	105.3	114.1	(8.8)	(7.7%)	(12.7%)
Asia	99.8	109.1	(9.3)	(8.5%)	(11.7%)
Rest of world	43.2	43.3	(0.1)	(0.2%)	1.2%
Total net revenues	$1,110.5	$1,157.8	$(47.3)	(4.1%)	(4.8%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Operating Segment Information
	Three Months Ended June 30,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
Topgolf	$485.3	$494.4	$(9.1)	(1.8%)	(2.1%)
Golf Equipment	411.6	413.8	(2.2)	(0.5%)	(1.8%)
Active Lifestyle	213.6	249.6	(36.0)	(14.4%)	(15.1%)
Total net revenues	$1,110.5	$1,157.8	$(47.3)	(4.1%)	(4.8%)

Segment operating income:
Topgolf	$55.4	$56.1	$(0.7)	(1.2%)
Golf Equipment	76.3	77.4	(1.1)	(1.4%)
Active Lifestyle	20.5	14.7	5.8	39.5%
Total segment operating income	152.2	148.2	4.0	2.7%
Unallocated corporate expenses(2)	(46.4)	(45.2)	(1.2)	2.7%
Total operating income	105.8	103.0	2.8	2.7%
Interest expense, net	(58.7)	(57.0)	(1.7)	3.0%
Other (expense) income, net	(13.0)	6.4	(19.4)	n/m
Total income before income taxes	$34.1	$52.4	$(18.3)	(34.9%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to certain non-cash and non-recurring items described in the Supplemental Financial Information and Non-GAAP Reconciliation table below. For the three months ended June 30, 2025 and 2024, $32.7 million and $29.3 million of corporate general and administrative expenses, respectively, were included in unallocated corporate expenses.

TOPGOLF CALLAWAY BRANDS CORP.
CONSOLIDATED NET REVENUES AND OPERATING SEGMENT INFORMATION
(In millions)
(Unaudited)

	Net Revenues by Category
	Six Months Ended June 30,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
Venues	$848.1	$879.4	$(31.3)	(3.6%)	(3.6%)
Topgolf other business lines	30.9	37.8	(6.9)	(18.3%)	(20.1%)
Golf Clubs	652.7	656.1	(3.4)	(0.5%)	(0.6%)
Golf Balls	202.6	207.6	(5.0)	(2.4%)	(2.4%)
Apparel	276.0	304.6	(28.6)	(9.4%)	(9.0%)
Gear, Accessories & Other	192.5	216.5	(24.0)	(11.1%)	(10.8%)
Total net revenues	$2,202.8	$2,302.0	$(99.2)	(4.3%)	(4.3%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Net Revenues by Region
	Six Months Ended June 30,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
United States	$1,652.6	$1,720.3	$(67.7)	(3.9%)	(3.9%)
Europe	235.4	255.5	(20.1)	(7.9%)	(9.0%)
Asia	228.6	236.7	(8.1)	(3.4%)	(3.3%)
Rest of world	86.2	89.5	(3.3)	(3.7%)	(0.6%)
Total net revenues	$2,202.8	$2,302.0	$(99.2)	(4.3%)	(4.3%)

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.

	Operating Segment Information
	Six Months Ended June 30,		Growth/(Decline)		Constant Currency vs. 2024(1)
	2025	2024	Dollars	Percent	Percent
Net revenues:
Topgolf	$879.0	$917.2	$(38.2)	(4.2%)	(4.3%)
Golf Equipment	855.3	863.7	(8.4)	(1.0%)	(1.0%)
Active Lifestyle	468.5	521.1	(52.6)	(10.1%)	(9.7%)
Total net revenues	$2,202.8	$2,302.0	$(99.2)	(4.3%)	(4.3%)

Segment operating income:
Topgolf	$43.5	$59.0	$(15.5)	(26.3)%
Golf Equipment	177.9	159.5	18.4	11.5%
Active Lifestyle	51.1	39.4	11.7	29.7%
Total segment operating income	272.5	257.9	14.6	5.7%
Unallocated corporate expenses(2)	(100.2)	(88.0)	(12.2)	13.9%
Total operating income	172.3	169.9	2.4	1.4%
Interest expense, net	(116.7)	(115.8)	(0.9)	0.8%
Other (expense) income, net	(9.9)	9.8	(19.7)	n/m
Total income before income taxes	$45.7	$63.9	$(18.2)	(28.5)%

(1) See “Additional Information and Disclosures—Non-GAAP Information” for the calculation methodology of constant currency measures.
(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to certain non-cash and non-recurring items described in the Supplemental Financial Information and Non-GAAP Reconciliation table below. For the six months ended June 30, 2025 and 2024, $67.8 million and $69.3 million of corporate general and administrative expenses, respectively, were included in unallocated corporate expenses.

TOPGOLF CALLAWAY BRANDS CORP.
SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2025				2024
	GAAP	Non-Cash Acquisition-related Amortization	Non-Recurring Items(1)	Non- GAAP	GAAP	Non-Cash Acquisition-related Amortization	Non-Recurring Items(2)	Non- GAAP
Income from operations	$105.8	$(1.7)	$(13.7)	$121.2	$103.0	$(2.9)	$(15.9)	$121.8
Net income	$20.3	$(1.3)	$(24.0)	$45.6	$62.1	$(2.2)	$(18.8)	$83.1
Earnings per share - diluted (3)	$0.11	$(0.01)	$(0.12)	$0.24	$0.32	$(0.01)	$(0.09)	$0.42
(1) Primarily includes $18.6 million of net losses and costs related to the sale of the Jack Wolfskin business, $4.4 million in legal, accounting and other costs related to the planned separation of Topgolf, and $4.1 million of restructuring charges related to the Transformation Plan.

(2) Primarily includes $11.7 million of restructuring and reorganization charges, $3.4 million in currency translation adjustments reclassified into earnings due to the dissolution of the Jack Wolfskin Russia entity, $3.4 million of charges related to the abandonment of the Shankstars media game in the Topgolf segment, and $1.1 million in IT integration charges including costs associated with the transition to a new cloud based HRM system.

(3) When aggregated, earnings per share amounts may not add across due to rounding.

	Six months ended June 30,
	2025				2024
	GAAP	Non-Cash Acquisition-related Amortization	Non-Recurring Items(1)	Non- GAAP	GAAP	Non-Cash Acquisition-related Amortization	Non-Recurring Items(2)	Non- GAAP
Income from operations	$172.3	$(4.3)	$(32.4)	$209.0	$169.9	$(5.8)	$(18.7)	$194.4
Net income	$22.4	$(3.5)	$(40.0)	$65.9	$68.6	$(4.4)	$(24.5)	$97.5
Earnings per share - diluted (3)	$0.12	$(0.02)	$(0.20)	$0.35	$0.36	$(0.02)	$(0.12)	$0.51
(1) Primarily includes $26.8 million in total net losses and costs related to the sale of the Jack Wolfskin business, $11.8 million of restructuring charges related to the Transformation Plan, and $7.1 million in legal, accounting and other costs related to the planned separation of Topgolf.

(2) Primarily includes $11.8 million of restructuring and reorganization charges, $4.7 million in charges related to our 2024 debt repricing, $3.4 million in currency translation adjustments reclassified into earnings due to the dissolution of the Jack Wolfskin Russia entity, $3.4 million of charges related to the abandonment of the Shankstars media game in the Topgolf segment, $1.2 million in IT costs related to a 2023 cybersecurity incident, and $1.8 million in IT integration charges including costs associated with the transition to a new cloud based HRM system.

(3) When aggregated, earnings per share amounts may not add across due to rounding.

	2025 Trailing Twelve Month Adjusted EBITDA					2024 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	September 30,	December 31,	March 31,	June 30,		September 30,	December 31,	March 31,	June 30,
	2024	2024	2025	2025	Total	2023	2023	2024	2024	Total
Net (loss) income	$(3.6)	$(1,512.7)	$2.1	$20.3	$(1,493.9)	$29.7	$(77.1)	$6.5	$62.1	$21.2
Interest expense, net	57.7	57.7	58.0	58.7	232.1	52.3	56.6	58.8	57.0	224.7
Income tax (benefit) provision	(19.4)	(1.4)	9.5	13.8	2.5	(3.0)	(7.2)	5.0	(9.7)	(14.9)
Non-cash depreciation and amortization expense	68.1	69.1	69.1	67.8	274.1	61.0	64.0	65.4	65.8	256.2
Non-cash stock compensation and stock warrant expense, net	7.8	9.0	7.0	7.0	30.8	13.2	8.4	14.2	7.0	42.8
Non-cash lease amortization expense	2.8	3.2	2.9	3.1	12.0	4.5	4.4	3.5	3.6	16.0
Non-cash goodwill & trade name impairment	—	1,452.0	—	—	1,452.0	—	—	—	—	—
Acquisitions & non-recurring items, before taxes(1)	6.4	24.5	18.7	25.1	74.7	5.6	20.7	7.5	19.8	53.6
Adjusted EBITDA	$119.8	$101.4	$167.3	$195.8	$584.3	$163.3	$69.8	$160.9	$205.6	$599.6

(1) In 2025, amounts include net losses and other costs related to the sale of the Jack Wolfskin business, costs incurred related to the planned separation of Topgolf, and restructuring and reorganization charges related to the Transformation Plan. In 2024, amounts include restructuring and reorganization charges, costs incurred related to the planned separation of Topgolf, charges related to the 2024 debt repricing, currency translation adjustments reclassified into earnings due to the dissolution of the Jack Wolfskin Russia entity, charges related to the abandonment of the Shankstars media game, a loss on disposal on the sale on the WGT business, IT integration costs associated with the implementation of a new cloud based HRM system, and IT costs related to a 2023 cybersecurity incident. In 2023, amounts include charges related to the abandonment of the Shankstars media game, restructuring and reorganization charges in our Topgolf and Active Lifestyle segments, IT integration and implementation costs stemming primarily from the merger with Topgolf, charges in connection with the 2023 debt modification, and costs related to a cybersecurity incident.

Reconciliation of Topgolf Adjusted Segment EBITDA	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
	2025	2024	2025	2024	2024

Topgolf Segment operating income(1):	$55.4	$56.1	$43.5	$59.0	$114.2
Non-GAAP depreciation and amortization expense	51.1	49.1	102.9	97.6	199.9
Non-cash stock compensation expense	1.6	1.2	2.8	6.4	10.3
Non-cash lease amortization expense	2.7	3.1	5.5	6.3	12.4
Other expense, net	—	—	—	—	0.4
Topgolf Adjusted Segment EBITDA	$110.8	$109.5	$154.7	$169.3	$337.2

(1) We do not calculate GAAP net income at the operating segment level, but have provided Topgolf’s segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company’s consolidated pre-tax income in the Segment Results section of this release.